Exhibit 99.1

Voice Mobility Strengthens Balance Sheet

VANCOUVER, BC, CANADA – September 19, 2005 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), today announced that it has amended the terms of various outstanding debt securities of both Voice Mobility and its wholly owned subsidiary, Voice Mobility Inc. Pursuant to the terms of the debt restructuring, Voice Mobility and its subsidiary have extended the maturity dates on approximately Cdn.$6.4 million of short-term debt to December 31, 2009 and included a provision that provides for the scheduled repayment of these securities based upon a certain percentage of Voice Mobility's earnings before interest, tax, depreciation and amortization.

Voice Mobility has issued 1,450,000 share purchase warrants to the holders of the debt securities subject to the restructuring. Each share purchase warrant will entitle the holder to purchase one common share of Voice Mobility at a price of Cdn$1.10 per share for a period of three years.

"The company is very pleased to extend the maturity date of these promissory notes. We have been successful at converting our outstanding current debt to long term debt and have established very favorable repayment terms. This demonstrates VMI’s significant progress and the long term confidence in the company," said Randy Buchamer, Chief Executive Officer, Voice Mobility.

About Voice Mobility Voice Mobility markets and develops next generation messaging solutions that replace existing voice messaging systems and provide all of the enhanced features and functionality of unified communications. Voice Mobility markets its software suite to telephone companies and service providers in both mature and new growth markets. Voice Mobility’s enhanced messaging solution offers a lower cost of system ownership that allows carriers and service providers to cease spending capital on legacy equipment, and that provides seamless migration of paying customers from first generation systems to IP technology, new revenue streams through the incremental marketing of enhanced features, and competitive differentiation. For more information about Voice Mobility, visit www.voicemobility.com.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International, Inc.	investors@voicemobility.com
604.482.0000